                                                                    EXHIBIT 99.1

[SYNAGRO LOGO]
                                                        CONTACT:  Ross M. Patten
                                                                  CEO, Chairman
                                                                  (713) 369-1709

FOR IMMEDIATE RELEASE:  MAY 8, 2003

               SYNAGRO REPORTS FIRST QUARTER REVENUE AND EARNINGS

                  KEY FIRST QUARTER HIGHLIGHTS AND OTHER EVENTS

   o  Revenue increased 11 percent to $63.2 million

   o  Cash flow from operations totaling $8.7 million

   o  Cash payments on debt totaling $3.5 million

   o Recent completion of the Aspen acquisition, adding annualized revenue of $3.0 million

HOUSTON, TEXAS, MAY 8, 2003 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ SMALL CAP:
SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced its results of operations for the three months ended March 31, 2003.

Commenting on the results, Synagro's Chief Executive Officer, Ross M. Patten, stated, "Our results for the quarter were significantly impacted by an unusual amount of inclement weather that occurred primarily in the Mid-Atlantic and Southeast regions of our business. Because of excessive rain and snow conditions in these regions, we were not able to access land to apply material for most of the quarter. Even with an 11 percent revenue increase in the quarter, these conditions impacted our bottom line by increasing handling, storage, and disposal costs on certain volumes and preventing us from receiving other volumes. Fortunately, we now are back in the fields and expect to recover a portion of the volumes missed in the quarter over the remainder of the year."

"Throughout the quarter, we remained focused on our stated business objectives of internal growth, a stronger balance sheet and selective attractive acquisition opportunities," continued Patten. "As a result, despite difficult weather conditions, we generated approximately $8.7 million of cash flow from operations and paid down approximately $3.5 million of debt in the quarter. We also recently completed the acquisition of Aspen Resources, Inc., which will add about $3.0 million of annualized revenue and expand our pulp and paper residuals service capabilities. Based on our results and our current expectations for the remainder of the year, we remain comfortable with our previously released 2003 guidance for revenue of $295 to $300 million, net income before cumulative effective of change in accounting for asset retirement obligations and preferred stock dividends of $18 to $19 million, earnings before interest, taxes, depreciation and amortization of $66 to $69 million, and diluted earnings per share excluding the cumulative effect of change in accounting for asset retirement obligations totaling $0.33 to $0.35 per share."

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                MARCH 31, 2003 - FIRST QUARTER FINANCIAL RESULTS

Revenue for the quarter increased 11 percent to $63.2 million from $56.8 million in the comparable quarter last year, with approximately $1.6 million of the increase related to the Earthwise Organics acquisition, which closed in August 2002, and the balance from internal growth totaling approximately 8.5 percent. Operating income for the quarter decreased to $5.5 million from $7.8 million in the comparable quarter last year. Operating income decreased primarily due to approximately $2.0 million of higher than expected handling, storage and disposal costs due to inclement weather, approximately $0.8 million of margin on expected volume lost due to inclement weather, and a $0.6 million increase in depreciation expense related to assets placed in service in 2002, partially offset by an increase in other volumes.

Pre-tax income (loss) for the quarter decreased to a loss of $0.3 million from income of $2.3 million in the comparable quarter last year primarily due to the decrease in operating income described above and a $0.3 million increase in interest expense.

Net income (loss) before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends for the quarter decreased to a loss of $0.2 million from income of $1.4 million in the comparable quarter last year due to the $2.6 million decrease in pre-tax income (loss) described above, partially offset by a $1.0 million decrease in the tax provision (benefit) in 2003 compared to 2002.

Earnings before interest, taxes, depreciation and amortization expense for the quarter decreased to $9.7 million from $11.4 million in the comparable quarter last year. EBITDA as a percent of revenue decreased to 15 percent for the quarter compared to 20 percent in the comparable quarter of 2002. This decrease is due primarily to the decrease in operating income related to the inclement weather described above.

Net loss applicable to common stock for the three months ended March 31, 2003, totaled $2.7 million compared to $0.4 million in the comparable quarter last year. Diluted loss per share for the three months ended March 31, 2003, totaled $0.13 per share compared to diluted loss per share of $0.02 per share for the three months ended March 31, 2002.

Effective January 1, 2003, the Company adopted the accounting requirements of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which establishes accounting standards for the recognition and measurement of asset retirement obligations and related asset retirement costs. The Company's asset retirement obligations primarily consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The noncash transition adjustment, net of tax, totaling approximately $476,000, related to the adoption of this statement is reflected as a "cumulative effect of change in accounting for asset retirement obligations" in the Company's consolidated statement of operations for the three months ended March 31, 2003.

Diluted loss per share for the three months ended March 31, 2003, adjusted to exclude the cumulative effect of change in accounting for asset retirement obligations, totaled $0.11 per share compared to diluted loss of $0.02 per share for the three months ended March 31, 2002.

Consistent with historical operating trends, the Company expects to report lower profit during the March and December quarters than the June and September quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions during a quarter may materially impact the Company's results of operations and cash flow during the affected period.

Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 1,000 municipal and industrial water and wastewater generators in 35 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related record keeping and regulatory reporting services.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.

                           Synagro Technologies, Inc.
                      Consolidated Statement of Operations
                       For the Three Months Ended March 31
                  (dollars in thousands, except per share data)
                                   (unaudited)


                                                                          2003                          2002
                                                                 -----------------------       -----------------------
Net revenue                                                      $ 63,229          100.0%      $ 56,817          100.0%
Cost of operations (including depreciation)                        51,387           81.3%        43,258           76.1%
                                                                 --------      ---------       --------      ---------
    Gross profit                                                   11,842           18.7%        13,559           23.9%

General and administrative expenses (including
    depreciation and amortization)                                  6,305            9.9%         5,796           10.2%
                                                                 --------      ---------       --------      ---------
    Income from operations                                          5,537            8.8%         7,763           13.7%

Interest expense, net                                               5,848            9.3%         5,493            9.7%
Other, net                                                             29            --%            (38)          (0.1)%
                                                                 --------      ---------       --------      ---------
    Other expense, net                                              5,877            9.3%         5,455            9.6%
                                                                 --------      ---------       --------      ---------
Income (loss) before provision (benefit) for
    income taxes                                                     (340)          (0.5)%        2,308            4.1%
Provision (benefit) for income taxes                                 (129)          (0.2)%          877            1.6%
                                                                 --------      ---------       --------      ---------
Net income (loss) before cumulative effect of
    change in accounting for asset retirement
    obligations and preferred stock dividends                        (211)          (0.3)%        1,431            2.5%
                                                                               ==========                    =========
Cumulative effect of change in accounting for
    asset retirement obligations, net of tax
    benefit of $292 (Note D)                                          476                                          --
                                                                 --------                                    ---------
Net income (loss) before preferred stock dividends                   (687)                                       1,431
Preferred stock dividends (Note A)                                  1,975                                        1,843
                                                                 --------                                    ---------
    Net loss applicable to common stock                          $ (2,662)                                   $    (412)
                                                                 ========                                    =========

Loss per share adjusted to exclude the cumulative
effect of change in accounting
for asset retirement obligations (Note B):
    Basic                                                        $  (0.11)                     $  (0.02)
                                                                 ========                      ========
    Diluted                                                      $  (0.11)                     $  (0.02)
                                                                 ========                      ========

Loss per share (Note B):
    Basic                                                        $  (0.13)                     $  (0.02)
                                                                 ========                      ========
    Diluted                                                      $  (0.13)                     $  (0.02)
                                                                 ========                      ========

Depreciation and amortization                                    $  4,181            6.6%      $  3,569            6.3%

Earnings before interest, taxes, depreciation
    and amortization ("EBITDA") (Note C)                         $  9,689           15.3%      $ 11,370           20.0%


NOTE A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $1,975,000 and $1,843,000 during the three months ended March 31, 2003 and 2002, respectively, of which $1,712,000 and $1,580,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

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NOTE B: The following summarizes reported basic and diluted earnings (loss) per share for the three months ended March 31, 2003 and 2002 (dollars in thousands, except share data):


                                                                               2003              2002
                                                                           ------------      ------------
     Basic loss per share:
       Net income (loss) before cumulative effect of
         change in accounting for asset retirement
         obligations and preferred stock dividends                         $       (211)     $      1,431
       Cumulative effect of change in accounting for
         asset retirement obligations, net of tax                                   476              --
                                                                           ------------      ------------
       Net income (loss) before preferred stock
         dividends                                                                 (687)            1,431
       Preferred stock dividends                                                  1,975             1,843
                                                                           ------------      ------------
       Net loss applicable to common stock                                 $     (2,662)     $       (412)
                                                                           ============      ============
       Loss per share-
       Loss per share before cumulative effect of
         change in accounting for asset retirement
         obligations                                                       $      (0.11)     $      (0.02)
       Cumulative effect of change in accounting for
         asset retirement obligations, net of tax                                 (0.02)             --
                                                                           ------------      ------------
       Net loss per share -- basic                                         $      (0.13)     $      (0.02)
                                                                           ============      ============

       Weighted average shares outstanding                                   19,775,821        19,476,781
                                                                           ============      ============
     Diluted income (loss) per share:
       Net income (loss) before cumulative effect of
         change in accounting for asset retirement
         obligations and preferred stock dividends                         $       (211)     $      1,431
       Cumulative effect of change in accounting for
         asset retirement obligations, net of tax                                   476              --
                                                                           ------------      ------------
       Net income (loss) before preferred stock dividends                  $       (687)     $      1,431
       Less antidilutive effect of preferred stock dividends                     (1,975)           (1,843)
                                                                           ------------      ------------
                                                                           $     (2,662)     $       (412)
                                                                           ============      ============
       Earnings (loss) per share-
       Diluted income (loss) per share, as calculated                      $      (0.01)     $       0.03
       Less antidilutive effect of dividends and common
         stock equivalents                                                        (0.12)            (0.05)
                                                                           ------------      ------------
       Diluted loss per share, as reported                                 $      (0.13)     $      (0.02)
                                                                           ============      ============
       Loss per share before cumulative effect of
         change in accounting for asset retirement
         obligations                                                       $      (0.11)     $      (0.02)
       Cumulative effect of change in accounting for
         asset retirement obligations, net of tax                                 (0.02)             --
                                                                           ------------      ------------
       Net loss per share - diluted                                        $      (0.13)     $      (0.02)
                                                                           ============      ============

       Diluted shares outstanding                                            54,194,167        51,239,825
       Less antidilutive effect of common stock equivalents                 (34,418,346)      (31,763,044)
                                                                           ------------      ------------
                                                                             19,775,821        19,476,781
                                                                           ============      ============


Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Diluted EPS for the three months ended March 31, 2003 and 2002, have been adjusted to include preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

NOTE C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA differently than we do.

EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table summarizes EBITDA for the three months ended March 31, 2003 and 2002, and the Company's guidance for fiscal 2003 (dollars in thousands):


                                                             2003         2002         Fiscal 2003 Guidance
                                                            -------      -------     -------------------------
     Net income (loss) before cumulative effect of
       change in accounting for asset retirement
       obligations and preferred stock dividends            $  (211)     $ 1,431     $18,000     -     $19,000
        Interest expense                                      5,848        5,493      21,800     -      22,500
        Provision (benefit) for income taxes                   (129)         877      10,500     -      11,500
        Depreciation and amortization                         4,181        3,569      15,700     -      16,000
                                                            -------      -------     -------           -------
     EBITDA                                                 $ 9,689      $11,370     $66,000     -     $69,000
                                                            =======      =======     =======           =======


NOTE D: Effective January 1, 2003, the Company adopted the accounting requirements of Financial Accounting Standards ("SFAS") Board Opinion No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible, long-lived assets and provides the accounting and reporting requirements for such obligations. The Company's asset retirement obligations consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for asset retirement obligations" of $0.5 million in the Company's statement of operations for the three months ended March 31, 2003.